EXHIBIT 99.1


                           PIONEER FINANCIAL SERVICES
                    REDEEMS $13.1 MILLION IN PREFERRED STOCK;
                      $8.1 MILLION CONVERTS TO COMMON STOCK



SCHAUMBURG, IL, MAY 16, 1996--Pioneer Financial Services, Inc. (NYSE:PFS), a national health and life insurer, announced today that it has completed its offer to redeem its $2.125 Cumulative Convertible Exchangeable Preferred Stock.

Approximately 326,000 shares of the Preferred Stock was converted by shareholders into 521,000 shares of PFS Common Stock before the redemption date at the close of business on Wednesday May 15, 1996.

The total cost for shares redeemed by the company is expected to be approximately $13.6 million, based on $25.85 per share plus accrued and unpaid dividends to the redemption date. PFS used a portion of the proceeds of its March 1996 convertible subordinated note offering to fund the redemption.

The redemption of the Preferred Stock shares resulted in a decrease in the number of fully diluted shares outstanding by approximately 836,000 shares.

PFS underwrites and markets health insurance, life insurance and annuities and provides medical utilization management services throughout the United States. The company's primary markets for insurance are individuals age 65 and older, small business owners, self-employed individuals and middle income families.


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